Exhibit 99.1
PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES ITS FIRST QUARTER FINANCIAL RESULTS

Quarterly Earnings Per Share Increase 22%

Quarterly New Order Sales Increase 10%

Quarterly Online Sales Increase 11%

Pompano Beach, Florida, July 22, 2013 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended June 30, 2013. Net sales for the quarter ended June 30, 2013 were $74.2 million, compared to $69.0 million for the quarter ended June 30, 2012, an increase of 7.6%. Net income was $4.8 million, or $0.24 diluted per share, for the quarter ended June 30, 2013, compared to net income of $4.0 million, or $0.20 diluted per share, for the quarter ended June 30, 2012, a 22% increase to EPS. New order sales increased by 9.6%, from $13.9 million to $15.2 million for the quarters ended June 30, 2012 and 2013, respectively. The Company also acquired approximately 207,000 new customers for the quarter ended June 30, 2013, compared to 197,000 new customers for the quarter ended June 30, 2012. Reorder sales increased by 7.1%, from $55.1 million to $59.0 million for the quarters ended June 30, 2012 and 2013, respectively. Additionally, the Company’s online sales increased by 11% to $58.4 million for the quarter ended June 30, 2013, compared to $52.8 million for the same quarter the prior year, with approximately 79% of all orders being generated from its website during the quarter compared to 77% for the same quarter the prior year.

Menderes Akdag, CEO and President, commented: “We are pleased with the strong new order and reorder sales for the quarter. Our sales increase for the quarter was also highlighted by an increased average order size - $77 for the quarter ended June 30, 2013 compared to $73 for the same quarter in the prior year. For the quarter ended June 30, 2013 our operating expenses decreased by 109 basis points, mainly due to the leverage of our general and administrative expenses. Cash flow from operations increased by 44%, from $13.8 million to $19.8 million for the quarters ended June 30, 2012 and 2013, respectively. For the remainder of Fiscal 2014 we are focusing on improving our advertising efficiency and continuing to expand our product offerings.”

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results. To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (203) 827-7025. Callers will be required to supply PETMEDS as the passcode. For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on July 22, 2013 until August 5, 2013 at 11:59 P.M. To access the replay, call (888) 562-2791 (toll free) or (402) 998-1448, and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2013. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 954-979-5995.

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Exhibit 99.1 Page 1 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	March 31,
	2013	2013
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$34,998	$18,155
Short term investments - available for sale	15,465	15,490
Accounts receivable, less allowance for doubtful accounts of $9 and $5, respectively	2,527	1,439
Inventories - finished goods	21,576	31,601
Prepaid expenses and other current assets	3,129	2,520
Deferred tax assets	983	982
Total current assets	78,678	70,187

Property and equipment, net	1,888	2,132
Intangible assets	860	860

Total assets	$81,426	$73,179

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$10,272	$6,454
Accrued expenses and other current liabilities	2,245	2,381
Income taxes payable	2,636	162
Total current liabilities	15,153	8,997

Deferred tax liabilities	204	168

Total liabilities	15,357	9,165

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000 shares authorized; 3 convertible shares issued and outstanding with a liquidation preference of $4 per share	9	9
Common stock, $.001 par value, 40,000 shares authorized; 20,109 and 20,109 shares issued and outstanding, respectively	20	20
Additional paid-in capital	362	-
Retained earnings	65,726	63,987
Accumulated other comprehensive loss	(48)	(2)

Total shareholders' equity	66,069	64,014

Total liabilities and shareholders' equity	$81,426	$73,179

Exhibit 99.1 Page 2 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands, except for per share amounts) (Unaudited)

	Three Months Ended
	June 30,
	2013	2012

Sales	$74,194	$68,955
Cost of sales	50,181	46,651

Gross profit	24,013	22,304

Operating expenses:
General and administrative	5,873	5,922
Advertising	10,395	9,850
Depreciation	248	328
Total operating expenses	16,516	16,100

Income from operations	7,497	6,204

Other income (expense):
Interest income, net	47	59
Other, net	(2)	-
Total other income	45	59

Income before provision for income taxes	7,542	6,263

Provision for income taxes	2,787	2,311

Net income	$4,755	$3,952

Net change in unrealized gain (loss) on short term investments	(46)	9

Comprehensive income	$4,709	$3,961

Net income per common share:
Basic	$0.24	$0.20
Diluted	$0.24	$0.20

Weighted average number of common shares outstanding:
Basic	19,848	20,119
Diluted	20,004	20,245

Cash dividends declared per common share	$0.15	$0.15

Exhibit 99.1 Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	Three Months Ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net income	$4,755	$3,952
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	248	328
Share based compensation	362	554
Deferred income taxes	35	(101)
Bad debt expense	24	11
(Increase) decrease in operating assets and increase (decrease) in liabilities:
Accounts receivable	(1,112)	(831)
Inventories - finished goods	10,025	7,903
Prepaid income taxes	-	199
Prepaid expenses and other current assets	(609)	(417)
Accounts payable	3,818	633
Income taxes payable	2,474	2,213
Accrued expenses and other current liabilities	(175)	(643)
Net cash provided by operating activities	19,845	13,801

Cash flows from investing activities:
Net change in investments	(21)	(26)
Purchases of property and equipment	(4)	(207)
Net cash used in investing activities	(25)	(233)

Cash flows from financing activities:
Dividends paid	(2,977)	(3,018)
Net cash used in financing activities	(2,977)	(3,018)

Net increase in cash and cash equivalents	16,843	10,550
Cash and cash equivalents, at beginning of period	18,155	46,801

Cash and cash equivalents, at end of period	$34,998	$57,351

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$279	$-

Dividends payable in accrued expenses	$315	$200

Exhibit 99.1 Page 4 of 4